EXHIBIT 10.1

THIS AGREEMENT SHALL NOT BE BINDING

UPON THE PORT AUTHORITY UNTIL DULY

EXECUTED BY AN EXECUTIVE OFFICER

THEREOF AND DELIVERED TO THE LESSEE

BY AN AUTHORIZED REPRESENTATIVE OF THE

PORT AUTHORITY

Newark International Airport

Supplement No. 21

Port Authority Lease No. ANA-170

TWENTY-FIRST SUPPLEMENTAL AGREEMENT

THIS AGREEMENT ("Supplemental Agreement" or "Supplement No. 21"), made as of June 1, 2003 by and between THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY (hereinafter refereed to as "the Port Authority") and CONTINENTAL AIRLINES, INC., a corporation of the State of Delaware, (hereinafter referred to as "the Lessee"),

WITNESSETH, That:

WHEREAS, the Port Authority and People Express Airlines, Inc. as of January 11, 1985 entered into an agreement of lease covering certain premises, rights and privileges at and in respect to Newark International Airport (hereinafter called the "Airport") as therein set forth bearing Port Authority identification number ANA-170 (said agreement of lease as heretofore supplemented and amended is hereinafter called the "Lease"); and

WHEREAS, the Lease was thereafter assigned by said People Express Airlines, Inc. to the Lessee pursuant to an Assignment of Lease with Assumption and Consent Agreement entered into among the Port Authority, the Lessee and said People Express Airlines, Inc. and dated August 15, 1987; and

WHEREAS, a certain Stipulation between the parties hereto was hereto fore submitted for approval of the United States Bankruptcy Court for the District of Delaware ("the Bankruptcy Court") covering the Lessee's assumption of the Lease as part of the confirmation of its reorganization plan in its Chapter 11 bankruptcy proceedings and as debtor and debtor in possession pursuant to the applicable provisions of the United States Bankruptcy Code as set forth in and subject to the terms and conditions of said Stipulation (said Stipulation being hereinafter referred to as the "Stipulation"); and

WHEREAS, the Stipulation and the Lessee's assumption of the Lease was approved by the Bankruptcy Court by an Order thereof dated the 1st day of October, 1993; and

WHEREAS, the Port Authority and the Lessee desire to amend the Lease to provide for the replacement of certain preliminary exhibits attached to Supplement No. 17 of the Lease as preliminary exhibits A-1 and B-1 with final exhibits showing the applicable areas based on the Port Authority's determination of the final metes and bounds for the applicable areas shown thereon as more fully described below, and to adjust the rentals under the Lease in connection with said determination of final metes and bounds as hereinafter set forth:

NOW, THEREFORE, in consideration of the covenants and mutual agreements herein contained, the Port Authority and the Lessee hereby agree to amend the Lease, effective as of the June 1, 2003, unless otherwise expressly stated, as follows:

    (a) Exhibit A-1 attached hereto and consisting of two pages, the first page marked as "Exhibit A-1 (1 of 2), numbered as "EWR02-10-1" and the second page marked as "Exhibit A-1 (2 of 2), numbered as "EWR02-10-2", and hereby made a part hereof, shall from and after September 1, 1999 (the Effective Date of Supplement No. 17 of the Lease) be deemed to be Exhibit A-1 to the Lease in lieu of Exhibit A-1 which was marked as "PRELIMINARY" and attached to Supplement No. 17 of the Lease, and the ground areas added to Area C-3 pursuant to and as described in Paragraph 1(a) of Supplement No. 17 of the Lease as "Added Area 1" shown thereon, and "Added Area 3" shown in cross-hatch thereon are and shall be deemed shown, based on the Port Authority's determination of the final metes and bounds for the said Areas, on Exhibit A-1 attached hereto to this Supplement No. 21.

(b) Exhibit B-1 attached hereto and consisting of two pages, the first page marked as "Exhibit B-1 (1 of 2), numbered as "EWR02-09-1" and the second page marked as "Exhibit B-1 (2 of 2), numbered as "EWR02-09-2", and hereby made a part hereof, shall from and after the Effective Date of Supplement No. 17 of the Lease (September 1, 1999) be deemed to be Exhibit B-1 to the Lease in lieu of Exhibit B-1 which was marked as "PRELIMINARY" and attached to Supplement No. 17 of the Lease, and the ground areas added to the C-1 and C-2 portions of the premises as the "Added Area 4" shown in diagonal hatch and in crosses thereon pursuant to and as described in Paragraph 1(b) of Supplement No. 17 of the Lease are and shall be deemed shown, based on the Port Authority's determination of final metes and bounds, on Exhibit B-1 attached hereto to this Supplement No. 21.

(d) The term "Added Area 3 Effective Date" as defined in subparagraph (a) of Paragraph 1 (on page 2) of Supplement No. 17 of the Lease is hereby amended to read as follows:

" 'Added Area 3 Effective Date' shall mean December 6, 2001."

2. (a) Paragraph 12 of Supplement No. 15 of the Lease as amended and restated in Paragraph 3 of Supplement No. 17 of the Lease is hereby further amended and restated to read as follows:

"I. It is hereby agreed that, from and after the Effective Date of Supplement No. 17 of the Lease (September 1, 1999) and continuing up to and including the expiration date of the term of the letting of the Area C-3 portion of the premises (March 31, 2028), in addition to the Base Annual Rental under Section 5 of the Lease and in addition to all other rentals, fees and charges under the Lease, the Lessee shall. Pay to the Port Authority rental for Area C-3 as follows:

Area C-3 rental: For the period commencing on the Effective Date of Supplement No. 17 of the Lease (September 1, 1999) to and including December 31, 2003, rental for Area C-3 at an annual rate consisting of (i) a Facility Factor, as hereinafter defined, consisting of the sum of (x) the amount of Seven Million Seven Hundred Forty-eight Thousand Nine Hundred Eighty Dollars and Twenty-two Cents ($7,748,980.22) plus (y) effective as of the Added Area 3 Effective Date (December 6, 2001), the Added Area 3 Amount as hereinafter defined, plus (ii) the Airport Services Factor, as the same shall then have been adjusted in accordance with Schedule A attached to the Lease, as herein amended, based upon a 1998 final Airport Services Factor in the amount of (x) One Million Eight Hundred Seventy-three Thousand Nine Hundred Forty-eight Dollars and No Cents ($1,873,948.00) plus (y) effective as of the Added Area 3 Effective Date (December 6, 2001), Six Hundred Twenty Thousand Two Hundred Forty-two Dollars and No Cents ($620,242.00), which annual rate shall be increased from time to time as provided in subdivision II below and Schedule A of the Lease, as herein amended, ("Area C-3 rental"). The Lessee shall pay the Area C-3 rental, as the same shall then have been determined based upon the aforesaid adjustments, monthly in advance on the Effective Date of Supplement No. 17 of the Lease (September 1, 1999) and on the first day of each and every succeeding month in equal installments until such time as the aforesaid annual rate has been further increased in accordance with subdivision II below and Schedule A of the Lease, as herein amended, which adjusted annual rate shall remain in effect until the next adjustment and the monthly installments payable after each such adjustment shall be equal to one-twelfth (1/12th) of said annual rate as so adjusted.

"Added Area 3 Amount" shall mean the component of the Facility Factor of the Area C-3 rental which shall be included therein effective as of the Added Area 3 Effective Date (December 6, 2001) at the initial annual rate of Four Hundred Seventeen Thousand Six Hundred Fifty-three Dollars and Eighty-three Cents ($417,653.83), subject to the increases pursuant to subdivision II below.

The Area C-3 rental amounts set forth above and in subdivision II below are based on the Port Authority's determination of the final metes and bounds of Added Area 1, Added Area 2 and Added Area 3, as more fully described in Paragraph 3A of Supplement No. 17 of the Lease.

II. (a) For the aforesaid period from the Effective Date of Supplement No. 17 of the Lease (September 1, 1999) to and including December 31, 2003, the Area C-3 rental payable under subdivision I of this Paragraph 3 is made up of two factors, one, a variable factor herein called the "Facility Factor", represents as of September 1, 1999 the sum of (x) the amount of Seven Million Seven Hundred Forty-eight Thousand Nine Hundred Eighty Dollars and Twenty-two cents ($7,748,980.22) plus (y) the Added Area 3 Amount, as above defined, of the aforesaid annual rentals and the other, a variable factor herein called the "Airport Services Factor", represents the Airport Services Factor under the Lease, as the same shall have then been adjusted in accordance with Schedule A, as herein amended, based upon a total 1998 final Airport Services Factor in the amount of (x) One Million Eight Hundred Seventy-three Thousand Nine Hundred Forty-eight Dollars and No Cents ($1,873,948.00) plus (y) effective as of the Added Area 3 Effective Date (December 6, 2001), Six Hundred Twenty Thousand Two Hundred Forty-two Dollars and Non Cents ($620,242.00), of the total aforesaid annual rentals.

(b) Increases in the annual rate of the Facility Factor of the Area C-3 rental: On January 1, 2004 and on each succeeding fifth (5th) anniversary of said date, the Facility Factor (each component) of the Area C-3 rental payable by the Lessee under subdivision I above shall be increased by multiplying the Facility Factor (each component) in effect on December 31, 2003 and on each succeeding fifth (5th) anniversary of said date, as the case may be, by a percentage equal to 21.6653% plus 100%. Accordingly,

(i) for the period from January 1, 2004 to and including December 31, 2008, the Facility Factor of the Area C-3 rental payable under subdivision I of this Paragraph 3, shall represent the sum of (x) the amount of Nine Million Four Hundred Twenty-seven Thousand Eight Hundred Twenty Dollars and Four Cents ($9,427,820.04), plus (y) Five Hundred Eight Thousand One Hundred Thirty-nine Dollars and Seventy-nine Cents ($508,139.79) (the Added Area 3 Amount in effect on December 31, 2003 increased by multiplying the same by a percentage equal to 21.6653% plus 100%); and

(ii) for the period from January 1, 2009 to and including December 31, 2013, the Facility Factor of the Area C-3 rental payable under subdivision I of this Paragraph 3 shall represent the sum of (x) the amount of Eleven Million Four Hundred Seventy Thousand Three Hundred Eighty-five Dollars and Fifty-three Cents ($11,470,385.53), plus (y) Six Hundred Eighteen Thousand Two Hundred Twenty-nine Dollars and Eighty Cents ($618,229.80) (the Added Area 3 Amount in effect on December 31, 2008 increased by multiplying the same by a percentage equal to 21.6653% plus 100%); and

(iii) for the period from January 1, 2014 to and including December 31, 2018, the Facility Factor of the Area C-3 rental payable under subdivision I of this Paragraph 3 shall represent the sum of (x) the amount of Thirteen Million Nine Hundred Fifty-five Thousand Four Hundred Seventy-eight Dollars and Ninety-seven Cents ($13,955,478.97), plus (y) Seven Hundred Fifty-two Thousand One Hundred Seventy-one Dollars and Fourteen Cents ($752,171.14) (the Added Area 3 Amount in effect on December 31, 2013 increased by multiplying the same by a percentage equal to 21.6653% plus 100%); and

(iv) for the period January 1, 2019 to and including December 31, 2023, the Facility Factor of the Area C-3 rental payable under subdivision I of this Paragraph 3 shall represent the sum of (x) the amount of Sixteen Million Nine Hundred Seventy-eight Thousand Nine Hundred Seventy-five Dollars and Thirty-five Cents ($16,978,975.35), plus (y) Nine Hundred Fifteen Thousand One Hundred Thirty-one Dollars and Twenty-seven Cents ($915,131.27) (the Added Area 3 Amount in effect on December 31, 2018 increased by multiplying the same by a percentage equal to 21.6653% plus 100%); and

(v) for the period January 1, 2024 to and including December 31, 2028, the Facility Factor of the Area C-3 rental payable under subdivision I of this Paragraph 3 shall represent the sum of (x) the amount of Twenty Million Six Hundred Fifty-seven Thousand Five Hundred Twenty-one Dollars and Thirty Cents ($20,657,521.30), plus (y) One Million One Hundred Thirteen Thousand Three Hundred Ninety-seven Dollars and Twenty-one Cents ($1,113,397.21) (the Added Area 3 Amount in effect on December 31, 2023 increased by multiplying the same by a percentage equal to 21.6653% plus 100%).

(c) After December 31, 1998 and after the close of each calendar year thereafter, the Port Authority will continue to adjust the Airport Services Factor of the Area C-3 rental payable by the Lessee under subdivision I of this Paragraph 3, such adjustment to be made as provided in Schedule A, as herein amended.

(d) The Lessee shall pay the total Area C-3 rentals payable by the Lessee under this Paragraph, as the same have been adjusted in accordance with subparagraphs (b) and (c) of this subdivision II of this Paragraph, monthly in advance on the Effective Date of Supplement No. 17 of the Lease (September 1, 1999) and on the first day of each and every succeeding month in equal installments until such time as the said total Area C-3 rentals have been further adjusted in accordance with this Paragraph and Schedule A, as herein amended, which adjusted total annual rentals shall remain in effect until the next adjustment and the monthly installments payable after each such adjustment shall be equal to one-twelfth (1/12th) of said total annual rentals as so adjusted.

The Area C-3 rental set forth above in subdivision I above and in this subdivision II are based on the Port Authority's determination of the final metes and bounds of Added Area 1, Added Area 2 and Added Area 3 as more fully describe in Paragraph 3A of Supplement No. 17 of the Lease. Pursuant to said Paragraph 3A of Supplement No. 17 of the Lease the adjustments in the Area C-3 rental as reflected above shall have retroactive effect to the Effective Date of said Supplement No. 17 of the Lease (September 1, 1999).

(e) In the event the term of the letting of Area C-3 shall expire on a day other than the last day of a month, the monthly installment of rentals for Area C-3 for said month shall be the monthly installment prorated on a daily basis using the actual number of days in the said month.

(f) The Lessee understands and agrees that, while the term of the letting of Area C-3 of the premises under the Lease as extended under Supplement No. 17 to the Lease shall expire on March 31, 2028, the final Airport Services Factor for the year 2028 will not be determined for some months after such expiration and that the Lessee's obligation to pay any deficiency in the Area C-3 rental for the year 2028 or the Port Authority's obligation to pay a refund in said rentals resulting from the determination of the final Airport Services Factor for the year 2027 or the year 2028 shall survive such expiration of the Lease and shall remain in full force and effect until such deficiency or refund, if any, is paid. The Lessee hereby specifically acknowledges that neither the survival of the obligation with respect to any such deficiency or refund nor any other provision of this Supplemental Agreement shall grant or shall be deemed to grant any rights whatsoever to the Lessee to have the term of the letting of Area C-3 under the Lease, or any portion of the premises thereunder, extended for any period beyond March 31, 2028 or affect in any way the Port Authority's right to terminate the Lease, or any portion of the premises thereunder, as provided therein.

    If any installment of Area C-3 rental payable hereunder shall be for less than a full calendar month, then the Area C-3 rental payment for the portion of the month for which said payment is due shall be the monthly installment prorated on a daily basis using the actual number of days in that said month.
    Upon any termination of letting hereunder (even if stated to have the same effect as expiration), the Lessee shall within twenty (20) days after the effective date of such termination, make a payment of the Area C-3 rental computed as follows: if the letting hereunder is terminated effective on a date other than the last day of a month the rental for the portion of that month in which the letting remains effective shall be the amount of the monthly installment of rental prorated on a daily basis, and if the monthly installment of rental prorated on a daily basis, and if the monthly installment due on the first day of that month has not been paid the Lessee shall pay the prorated part of the amount of that installment; if the monthly installment has been paid, then the excess thereof shall be credited to the Lessee's obligations.
    Nothing contained in the foregoing shall affect the survival obligations of the Lessee as set forth in Section 27 thereof.
    For purposes of subparagraph (f) above with respect to any deficiency or refund, any termination of the Lease, other than a termination under Section 24 hereof, shall be deemed to have the same effect as the expiration thereof."
      Paragraph (c) of Supplement No. 17 of the Lease is hereby amended to read as follows:

      "Paragraph III of Schedule A of the Lease as previously amended shall be futher amended by adding at the end thereof the following:

      'For the calendar year 1999 adjustment it is hereby agreed that the denominator representing the actual percentage of total developed land occupied by the Lessee's premises excluding Area C-3 shall be 4.339%; and that the denominator representing the actual percentage of total developed land occupied by the Area C-3 portion of the Lessee's premises shall be 2.518%; and for the said calendar year 1999 adjustment the denominator of the fraction referred to in the beginning of this Paragraph III constituting the total of the major elements of costs actually incurred or accrued as determined for the 1998 calendar year shall be $38,210,614. The said percentages are based on the Port Authority's determination of the final metes and bounds of Added Area 1, Added Area 2, Added Area 3 and Added Area 4, as reflected in Supplement No. 21 of the Lease. The aforesaid percentage to be used for the Lessee's premises excluding Area C-3 (as defined in Paragraph 1(a) of Supplement No. 17 of the Lease) shall be increased to 3.352% effective from the after and Added Area 3 Effective Date (as defined in Paragraph 1 (e) of Supplement No. 21 of the Lease).'

      (a) Subparagraphs (3) and (4) of paragraph (b) of Section 5 of the Lease, as previously amended and as set forth in Paragraph 7 of Supplement No. 17 of the Lease shall be deemed amended to read as follows:
            (i) For the portion of the term of the Lease commencing on August 1, 1996 to August 31, 1999 (the day preceding the Effective Date of Supplement No. 17 of the Lease), a Base Annual Rental for the premises (exclusive of Area C-3 and the Area C-3 rental) at an annual rate consisting of two factors, one a constant factor in the amount of Thirty-three Million Five Hundred Eighty-Five Thousand Three Hundred Forty-eight Dollars and No Cents ($33,585,348.00) subject to adjustment as provided in paragraph (c) hereof, and the other the Airport Services Factor which shall consist of the Airport Services Factor in the amount set forth in subparagraph (1) above as the same shall have been adjusted in accordance with paragraph (c) hereof for each calendar year preceding the commencement date of the portion of the term specified in this subparagraph (3)(i), and which shall be the Airport Services Factor in effect on the date of the commencement of the Base Annual Rental provided for in this subparagraph (3)(i) and which shall be subject to further adjustment as provided in paragraph (c) provided in paragraph (c) hereof.
        For the portion of the term of the Lease commencing on September 1, 1999 (the Effective Date of Supplement No. 17 of the Lease) to November 30, 2004, a Base Annual Rental for the premises (exclusive of Area C-3 and the Area C-3 rental) at an annual rate consisting of two factors, one a constant factor in the amount of Thirty-three Million Eight Hundred Forty-Two Thousand Six Hundred Ninety-nine Dollars and Seventy-two Cents ($33,842,699.72) subject to adjustment as provided in paragraph (c) hereof, and the other the Airport Services Factor in the amount of Three Million Two Hundred Twenty-nine Thousand Nine Hundred Sixty-six Dollars and No Cents ($3,229,966.00) and which shall be the Airport Services Factor in effect on the date of the commencement of the Base Annual Rental provided for in this subparagraph (3)(ii) and which shall be subject to further adjustment as provided in paragraph (c) hereof.

The Base Annual Rental amounts (constant factor and Airport Services Factor) set forth in this subparagraph (b)(3) (ii) reflect the adjustments based on the Port Authority's determination of the final metes and bounds of Added Area 4 as more fully described in Paragraph 3A of Supplement No. 17 of the Lease and in Paragraphs 1, 2 and 3 of Supplement No. 21 of the Lease. Pursuant to said Paragraph 3A of Supplement No.17 of the Lease the adjustments in the Base Annual Rental as reflected above shall have retroactive effect to the Effective Date of said Supplement No. 17 of the Lease (September 1, 1999).

"(4) For the portion of the term of the Lease commencing on December 1, 2004 to March 31, 2013 (the expiration date of the term of the letting of the premises exclusive of Area C-3) a Base Annual Rental for the premises (exclusive of Area C-3 and the Area C-3 rental) at an annual rate consisting of two factors, one a constant factor in the amount of Thirty-nine Million Four Hundred Sixty-three Thousand Nine Hundred Seventy-two Dollars and Sixty-four Cents ($39,463,972.64) subject to adjustment as provided in paragraph (c) hereof, and the other the Airport Services Factor which shall consist of the Airport Services Factor in the amount set forth in subparagraph (3)(ii) above as the same shall have been adjusted in accordance with paragraph (c) hereof for each calendar year preceding the commencement date of the portion of the term specified in this subparagraph (4), and which shall be the Airport Services Factor in effect on the date of the commencement of the Base Annual Rental provided for in this subparagraph (4) and which shall be subject to further adjustment as provided in paragraph (c) hereof.

The constant factor of the Base Annual Rental set forth in this subparagraph (b)(4) above as well as the Airport Services Factor reflect the adjustments based on the Port Authority's determination of the final metes and bounds of Added Area 4 as more fully described in Paragraph 3A of Supplement No. 17 of the Lease and in Paragraphs 1, 2 and 3 of Supplement No. 21 of the Lease."

    The last five (5) lines of subparagraph (1) of paragraph (c) of Section 5 of the Lease, as previously amended and as set forth in Paragraph 7 of Supplement No. 17 of the Lease shall be amended to read as follows:

"of the terms specified in subparagraph (b) (3) (i) above the constant factor of $33,585,348 shall remain unchanged; and for the portion of the term specified in subparagraph (b) (3) (ii) above the constant factor of $33,842,699.72 shall remain unchanged; and for the portion of the term specified in subparagraph (b)(4) above the constant factor of $39,463,972.64 shall remain unchanged."

5. (a) Pursuant to Paragraph 3A of Supplement No. 17 of the Lease the adjustments in the Area C-3 rental and the Base Annual Rental as a result of the Port Authority's final determination of the metes and bounds for the ground areas added to the premises under the Lease pursuant to Paragraph 1 of Supplement No. 17 of the Lease as reflected in the foregoing Paragraphs 1 through 4 of this Supplement No. 21 are retroactive to the Effective Date of said Supplement No. 17 of the Lease (September 1, 1999), and accordingly the Lessee shall promptly pay to the Port Authority any and all amounts owing to the Port Authority based on said adjustments of the Area C-3 rental and the Base Annual Rental as reflected in the foregoing, with an appropriate credit to the Lessee against the obligations of the Lessee under this Lease if any amount is due to the Lessee resulting from such adjustments.

    Execution by the Lessee of this Supplement No. 21 and delivery thereof to the Port Authority shall be made by the Lessee within ten (10) business days after this Supplement No. 21 was sent to the Lessee by the Port Authority as described in Paragraph 3A of Supplement No. 17 and subject to the proviso set forth therein. Without limiting or impairing Paragraph 3A of Supplement No. 17 of the Lease or any other term or provision of the Lease, as hereby amended, and in accordance with the foregoing subparagraph (a) of this Paragraph 5, the Lessee shall, and hereby agrees to pay to the Port Authority upon the execution by the Lessee of this Supplement No. 21 and delivery thereof to the Port Authority (which execution and delivery of this Supplement No. 21 shall be made by the Lessee within ten (10) business days after this Supplement No. 21 was sent to the Lessee by the Port Authority as described in Paragraph 3A of Supplement No. 17) with respect to the period from September 1, 1999 through and including May 31, 2003, the amount of Seven Hundred Eighty-two Thousand Fifty-nine Dollars and Forty-five Cents ($782,059.45); said amount represents monies due to the Port Authority with respect to the period from September 1, 1999 through and including May 31, 2003 arising from the adjustment of the Area C-3 rental and the adjustment of the Base Annual Rental provided for in this Supplement No. 21 resulting from the Port Authority's determination of the final metes and bounds of the Added Area 1, Added Area 2, Added Area 3 and Added Area 4, as described above in paragraphs 1, 2 and 3 hereof. It is specifically agreed that the said amount of Seven Hundred Eighty-two Thousand Fifty-nine Dollars and Forty-five Cents ($782,059.45) consists of the sum of Five Hundred Four Thousand Five Hundred Thirty Dollars and Fifty-two Cents ($504,530.52) as the additional amount due to the Port Authority for the period from September 1, 1999 through May 31, 2003 with respect to the Facility Factor of the Area C-3 rental plus Nine Hundred Eighty-six Thousand Five Hundred Fourteen Dollars and Ninety-three Cents ($986,514.93) as the additional amount due to the Port Authority for the period from September 1, 1999 through May 31, 2003 with respect to the constant factor of the Base Annual Rental, after the application of a credit in the amount of Seven Hundred Eight Thousand Nine Hundred Eighty-six Dollars and No Cents ($708,986.00) to the Lessee against its rental obligations under the Lease with respect to the adjustments in the Airport Services Factor of the Base Annual Rental and the Area C-3 rental for the period from September 1, 1999 through May 31, 2003 resulting from the Port Authority's determination of the final metes and bounds of the Added Area 1, Added Area 2, Added Area 3 and Added Area 4, as described above in Paragraphs 1, 2, 3 and 4 hereof.

Neither the foregoing provisions nor the payment by the Lessee of the aforesaid amount of $782,059.45 shall or shall be deemed to release or relieve the Lessee from its obligations to pay to the Port Authority all monies due and owing to the Port Authority for any period subsequent to May 31, 2003 resulting from the Port Authority's determination of the final metes and bounds of the Added Area 1, Added Area 2, Added Area 3 and Added Area 4, as described above in Paragraphs 1, 2, 3 and 4 hereof.

6. Each party represents and warrants to the other that no broker has been concerned in the negotiation of this Supplemental Agreement and that there is no broker who is or may be entitled to be paid a commission in connection therewith. Each party shall indemnify and save harmless the other party of an from any and all claims for commissions or brokerage made by any and all persons, firms or corporations whatsoever for services provided to or on behalf of the indemnifying party in connection with the negotiation and execution of this Supplemental Agreement

7. No Commissioner, director, officer, agent or employee of any party to this Supplemental Agreement shall be charged personally or held contractually liable by or to any other party under any term or provision of this Supplemental Agreement or of any supplement, modification or amendment to the Lease or because of its or their execution or attempted execution or because of any breach or alleged or attempted breach thereof.

8. As hereby amended, all of the terms, covenants, provisions, conditions and agreements of the Lease shall be and remain in full force and effect.

9. This Supplemental Agreement and the Lease which it amends constitute the entire agreement between the Port Authority and the Lessee on the subject matter, and may not be changed, modified, discharged or extended except by instrument in writing duly executed on behalf of both the Port Authority and Lessee. The Lessee and the Port Authority agree that no representations or warranties shall be binding upon the other unless expressed in writing in the Lease or in this Supplemental Agreement.

IN WITNESS WHEREOF, the Port Authority and the Lessee have executed these presents of the date first above written.

ATTEST: THE PORT AUTHORITY OF NEW YORK

AND NEW JERSEY

/S/ Karen Eastman By /S/ Joanne Ciecolello

Secretary

(Title) Manager, Properties and Commercial Development

Seal

ATTEST: CONTINENTAL AIRLINES, INC.

/s/ J.W. By /S/ Holden Shannon

Secretary

(Title) Senior Vice President Global Real Estate and Security

Seal